UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 12b-25

			Commission File Number: 0-28168

NOTIFICATION OF LATE FILING

(Check one):( ) Form 10-K    ( ) Form 20-F   ( ) Form 11-K
(X) Form 10-Q    ( ) Form N-SAR

	For Period Ended:   March 31, 2001

	(  ) Transition Report on Form 10-K
	(  ) Transition Report on Form 20-F
	(  ) Transition Report on Form 11-K
	(  ) Transition Report on Form 10-Q
	(  ) Transition Report on Form N-SAR

For the transition Period Ended:

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Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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PART I - REGISTRANT INFORMATION

STRATEGIC CAPITAL RESOURCES, INC.
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Full Name of Registrant

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Former Name if Applicable


2500 Military Trail North, Suite 260
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Address of Principal Executive Office (Street and Number)

Boca Raton, Florida 33431
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City, State and Zip Code
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PART II - RULES 12b25(b) AND (c)
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If the subject report could not be filed without unreasonable effort or expense and the registration seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     	(a)  The reasons described in reasonable detail in Part III of this
           form could not be	eliminated without unreasonable effort or
           expense;

( X )	(b)  The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

(c) The accountant's statement or other exhibit required by Rule 12b-25(c)has been attached if applicable.
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PART III - NARRATIVE
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State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q,
N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheet if Needed)

	In order to address comments received from the S.E.C. on the Company's Annual Report on Form 10K for the fiscal year ended June 30, 2000 and incorporate them into the quarterly report on Form 10Q for the quarter ended March 31, 2001 and circulate for review we require an additional 5 days to file.


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	PART IV - OTHER INFORMATION
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(1)	Name and telephone number of person to contact in regard to this notification

	John Kushay				(561) 		995-0043
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	(Name)			    (Area Code)   (Telephone Number)

(2)	Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company
Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).
                                        Yes (X )  No  (   )

(3)	Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
  								Yes ( )  No ( X )

If so, attach an explanation of the anticipated change, both narratively and and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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STRATEGIC CAPITAL RESOURCES, INC.
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(Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date       May 15, 2001			By:/s/John Kushay,
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Title: Chief Financial Officer,
	 Treasurer and Vice President

INSTRUCTION: This form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

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					Attention

	Intentional misstatements or omissions of fact constitute federal Criminal violations (see 18 U.S.C. 1001).

					General Instructions

	1. This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

	2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3
Of the General Rules and Regulations under the Act. The information contained In or filed with the form will be made a matter of public record in the Commission files.

	3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

	4. Amendments to the notifications also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.